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                                                 ------------------------------
             UNITED STATES                                OMB APPROVAL
                                                 ------------------------------
  SECURITIES AND EXCHANGE COMMISSION             OMB Number:
                                                 ------------------------------
         WASHINGTON, D.C. 20549                  Expires:
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                                                 Estimated average burden hours
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                                  SCHEDULE 13D
                                (AMENDMENT NO. 1)

                    Under the Securities Exchange Act of 1934

                         PRG-SCHULTZ INTERNATIONAL, INC.
-------------------------------------------------------------------------------
                                (Name of Company)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    69357C107
-------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                Andre Weiss, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 756-2431
-------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 30, 2005
-------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

------------------------                                     ------------------
CUSIP NO.  69357C107                                         PAGE 2 OF 10 PAGES
------------------------                                     ------------------

--------    -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Alexandra Global Master Fund Ltd.
--------    -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) / /
                                                                (b) /X/

--------    -------------------------------------------------------------------
    3       SEC USE ONLY

--------    -------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC, OO
--------    -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                    / /
--------    -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------    -------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      -------   -----------------------------------------------
                         8      SHARED VOTING POWER
 NUMBER OF
  SHARES                        736,434 shares issuable upon conversion of notes
BENEFICIALLY                    and payable as shares of interest under the
 OWNED BY                       notes (see Item 3)
   EACH               -------   -----------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                      -------   -----------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                736,434 shares issuable upon conversion of notes and payable as shares of interest under the notes (see Item 3)
--------    -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            736,434 shares issuable upon conversion of notes and payable as shares of interest under the notes (see Item 3)
--------    -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*
                                                                    / /
--------    -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            (see Item 5)

            1.1% (see Item 5)
--------    -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO
--------    -------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------                                     ------------------
CUSIP NO.  69357C107                                         PAGE 3 OF 10 PAGES
------------------------                                     ------------------

--------    -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Alexandra Investment Management, LLC
--------    -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) / /
                                                                (b) /X/

--------    -------------------------------------------------------------------
    3       SEC USE ONLY

--------    -------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC, OO
--------    -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                    / /
--------    -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------    -------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      -------   -----------------------------------------------
                         8      SHARED VOTING POWER
 NUMBER OF
  SHARES                        736,434 shares issuable upon conversion of notes
BENEFICIALLY                    and payable as shares of interest under the
 OWNED BY                       notes (see Item 3)
   EACH               -------   -----------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                      -------   -----------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                736,434 shares issuable upon conversion of notes and payable as shares of interest under the notes (see Item 3)
--------    -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            736,434 shares issuable upon conversion of notes and payable as shares of interest under the notes (see Item 3)
--------    -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*
                                                                    / /
--------    -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            (see Item 5)

            1.1% (see Item 5)
--------    -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
--------    -------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------                                     ------------------
CUSIP NO.  69357C107                                         PAGE 4 OF 10 PAGES
------------------------                                     ------------------

--------    -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Mikhail Filimonov
--------    -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) / /
                                                                (b) /X/

--------    -------------------------------------------------------------------
    3       SEC USE ONLY

--------    -------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC, OO
--------    -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                    / /
--------    -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------    -------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      -------   -----------------------------------------------
                         8      SHARED VOTING POWER
 NUMBER OF
  SHARES                        736,434 shares issuable upon conversion of notes
BENEFICIALLY                    and payable as shares of interest under the
 OWNED BY                       notes (see Item 3)
   EACH               -------   -----------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                      -------   -----------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                736,434 shares issuable upon conversion of notes and payable as shares of interest under the notes (see Item 3)
--------    -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            736,434 shares issuable upon conversion of notes and payable as shares of interest under the notes (see Item 3)
--------    -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*
                                                                    / /
--------    -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.1% (see Item 5)
--------    -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
--------    -------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------                                     ------------------
CUSIP NO.  69357C107                                         PAGE 5 OF 10 PAGES
------------------------                                     ------------------

--------    -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Dimitri Sogoloff
--------    -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) / /
                                                                (b) /X/
--------    -------------------------------------------------------------------
    3       SEC USE ONLY

--------    -------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC, OO
--------    -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                    / /
--------    -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------    -------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      -------   -----------------------------------------------
                         8      SHARED VOTING POWER
 NUMBER OF
  SHARES                        736,434 shares issuable upon conversion of notes
BENEFICIALLY                    and payable as shares of interest under the
 OWNED BY                       notes (see Item 3)
  EACH                -------   -----------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                      -------   -----------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                736,434 shares issuable upon conversion of notes and payable as shares of interest under the notes (see Item 3)
--------    -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            736,434 shares issuable upon conversion of notes and payable as shares of interest under the notes (see Item 3)
--------    -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*
                                                                    / /
--------    -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.1% (see Item 5)
--------    -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
--------    -------------------------------------------------------------------

This Amendment No. 1 amends the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission on December 13, 2005 by Alexandra Global Master Fund Ltd., a company incorporated in the British Virgin Islands, Alexandra Investment Management, LLC, a Delaware limited liability company, Mikhail Filimonov and Dimitri Sogoloff (collectively, the "Reporting Persons"). This amendment to the Schedule 13D relates to the shares of Common Stock (the "Shares") of PRG-Schultz International, Inc., a Georgia corporation (the "Company"). The following amendments to the Schedule 13D are hereby made. This Amendment is being filed for the sole purpose of attaching Exhibit 2, which was inadvertently omitted from the Reporting Person's previous 13D filing due to an error during EDGAR transmission. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.

ITEM 7.     MATERIAL TO BE FILED AS EXHIBITS.

1. Joint Filing Agreement dated December 22, 2005.

2. Confidentiality Agreement dated November 30, 2005, between the Advisor and the Company.

                                   SIGNATURES

         After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  December 22, 2005

ALEXANDRA GLOBAL MASTER FUND LTD.
By:  ALEXANDRA INVESTMENT MANAGEMENT, LLC
     its Investment Advisor


By:  /s/ Mikhail Filimonov
     ---------------------------------
     Name:  Mikhail Filimonov
     Title: Managing Member, Chairman, CEO, Chief Investment Officer


ALEXANDRA INVESTMENT MANAGEMENT, LLC


By:  /s/ Mikhail Filimonov
     ---------------------------------
     Name:  Mikhail Filimonov
     Title: Managing Member, Chairman, CEO, Chief Investment Officer


By:  /s/ Mikhail Filimonov
     ---------------------------------
     Name:  Mikhail Filimonov


By:  /s/ Dimitri Sogoloff
     ---------------------------------
     Name:  Dimitri Sogoloff

                                  EXHIBIT INDEX

1. Joint Filing Agreement dated December 22, 2005.

2. Confidentiality Agreement dated November 30, 2005, between the Advisor and the Company.

                                    EXHIBIT 1
                            JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated as of December 22, 2005

ALEXANDRA GLOBAL MASTER FUND LTD.
By:  ALEXANDRA INVESTMENT MANAGEMENT, LLC
     its Investment Advisor


By:  /s/ Mikhail Filimonov
     ---------------------------------
     Name:  Mikhail Filimonov
     Title: Managing Member, Chairman, CEO, Chief Investment Officer


ALEXANDRA INVESTMENT MANAGEMENT, LLC


By:  /s/ Mikhail Filimonov
     ---------------------------------
     Name:  Mikhail Filimonov
     Title: Managing Member, Chairman, CEO, Chief Investment Officer

By:  /s/ Mikhail Filimonov
     ---------------------------------
     Name:  Mikhail Filimonov


By:  /s/ Dimitri Sogoloff
     ---------------------------------
     Name:  Dimitri Sogoloff